EXHIBIT 5.1

[White & Case LLP Letterhead]

June [    ], 2004

The First American Corporation

1 First American Way

Santa Ana, California 92707

Ladies and Gentlemen:

We have examined the registration statement on Form S-3 (the “registration statement”) filed today by The First American Corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to $150,000,000 in aggregate principal amount of the Company’s senior note (the “Securities”), to be issued under an indenture, dated as of April 7, 1998, as supplemented by the First Supplemental Indenture, dated as of [        ], 2004 (the “Indenture”), in each case between the Company and The Wilmington Trust Company, as trustee.

In our opinion, when the Securities have been duly executed, authenticated and delivered against payment therefor in accordance with the terms and conditions of the Indenture, the Securities will be legally issued and will be legally binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the registration statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

Very truly yours,

NWR:JD